Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

of

FLOTEK INDUSTRIES, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

The undersigned, Jesse E. Neyman, Chief Financial Officer of Flotek Industries, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article Fourth of the Amended and Restated Certificate of Incorporation (which authorizes 100,000 shares of Preferred Stock, par value $0.0001 per share), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and rights, and the qualifications, limitations and restrictions, of a series of preferred stock as follows:

1. Number and Designation. 16,000 shares of the preferred stock of the Corporation shall be designated as “Series A Cumulative Convertible Preferred Stock” (the “Preferred Stock”).

2. Certain Definitions. As used in this Certificate, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Amended and Restated Certificate of Incorporation, unless the context otherwise requires:

“Adjusted Annual Rate” from time to time shall mean a dividend rate equal to either (a) 15%, or (b) if Stockholder Approval has not been obtained as of the 120-day anniversary of the Original Issue Date, 17.5% from such 120-day anniversary through and until the day before the Stockholder Approval has been obtained, or (c) if Stockholder Approval has not been obtained as of the 240-day anniversary of the Original Issue Date, 20% from such 240-day anniversary through and until the day before the Stockholder Approval has been obtained.

“Adjusted Redemption Price” at any time of determination shall mean a redemption price per share of Preferred Stock being redeemed equal to either (a) 105% of the Liquidation Preference per share of Preferred Stock on and after the third anniversary of the Original Issue Date and prior to the fourth anniversary of the Original Issue Date,

(b) 102.5% of the Liquidation Preference per share of Preferred Stock on and after the fourth anniversary of the Original Issue Date and prior to the fifth anniversary of the Original Issue Date, or (c) the Liquidation Preference per share of Preferred Stock on and after the fifth anniversary of the Original Issue Date, in each case, plus an amount equal to any accumulated and unpaid dividends (whether or not declared) thereon to, but excluding, the Redemption Date (as applicable); provided that if the Redemption Date shall occur after a Record Date and before the related Dividend Payment Date, the Adjusted Redemption Price shall be only an amount equal to the Adjusted Redemption Price per share of Preferred Stock being redeemed and will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning assigned to such term in Section 18(a) hereof.

“Amended and Restated Certificate of Incorporation” shall have the meaning assigned to such term in the preamble to this Certificate.

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Beneficial Ownership Limitation” means 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Stock. A holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provided that the Beneficial Ownership Limitation shall in no event exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred Stock held by the holder and the provisions of Section 9(g) and Section 10(f) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation.

“Board of Directors” shall have the meaning assigned to such term in the preamble to this Certificate, and shall include any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations,

including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate” means this Certificate of Designations.

“Closing Sale Price” of the shares of Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the New York Stock Exchange or such other national or regional exchange or market on which shares of Common Stock or such other Capital Stock or similar equity interests are then listed or quoted. In the absence of such quotations, the Board of Directors shall be entitled to determine the “Closing Sale Price” in good faith on the basis it considers appropriate, which determination shall be conclusive. The “Closing Sale Price” shall be determined without reference to any extended or after hours trading.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means shares of the common stock, par value $0.0001 per share, of the Corporation and any stock of any other class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. Subject to the provisions of Section 12, however, shares issuable on conversion or redemption of the Preferred Stock shall include only shares of the common stock, par value $0.0001 per share, of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Condition Expiration Time” shall have the meaning assigned to such term in Section 8 hereof.

“Condition Notice” shall have the meaning assigned to such term in Section 8 hereof.

“Condition Repurchase Date” shall have the meaning assigned to such term in Section 8 hereof.

“Conversion Agent” shall have the meaning assigned to such term in Section 20(a) hereof.

“Conversion Date” shall have the meaning assigned to such term in Section 9(b) hereof.

“Conversion Price” per share of Preferred Stock means, on any date, the quotient of the Liquidation Preference divided by the Conversion Rate in effect on such date.

“Conversion Rate” means 434.782 shares of Common Stock per one share of Preferred Stock, subject to adjustment pursuant to Section 11 hereof.

“Corporation” shall have the meaning assigned to such term in the preamble to this Certificate, and shall include any successor to such Corporation.

“Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for each of the ten consecutive Trading Days ending on the earlier of the Trading Day immediately preceding such date of determination and the day before the “ex-date” with respect to the issuance, distribution, subdivision or combination requiring such computation. For purposes of this paragraph, the term “ex-date,” (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective. If another distribution to which Section 11(d) applies occurs during the period applicable for calculating “Current Market Price” pursuant to this definition, the “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.

“Delayed Mandatory Conversion Date” shall have the meaning assigned to such term in Section 10(f) hereof.

“Depositary” means DTC or its successor depositary.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2009, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” shall mean, with respect to Preferred Stock, the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date and, with respect to Parity Stock, shall have a meaning correlative thereto.

“Dividend Reference Period” means (i) in the case of a payment of dividends pursuant to Section 4, the 10 consecutive Trading Days immediately preceding the applicable Dividend Payment Date; and (ii) in the case of a payment of dividends upon conversion at the option of the Corporation pursuant to Section 10, the 10 consecutive Trading Days immediately preceding the Mandatory Conversion Date.

“Dividend Stockholder Approval” means approval by the stockholders of the Corporation of the payment of dividends on the Preferred Stock (including but not limited to dividends, if any, payable pursuant to Section 10(d) upon any mandatory conversion of the Preferred Stock) in shares of Common Stock.

“DTC” shall mean The Depository Trust Company, New York, New York.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the amount that a willing buyer would pay a willing seller in an arm’s-length transaction.

“Fundamental Change” shall mean any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which 50% or more of the Common Stock of the Corporation is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% shares of common stock that (i) is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or (ii) is approved, or immediately after the transaction or event will be approved, for quotation on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

“Fundamental Change Redemption Date” shall have the meaning assigned to such term in Section 14(a) hereof.

“Fundamental Change Redemption Notice” shall have the meaning assigned to such term in Section 14(d) hereof.

“Global Preferred Share” shall have the meaning assigned to such term in Section 18(a) hereof.

“Global Shares Legend” shall have the meaning assigned to such term in Section 18(a) hereof.

“Junior Stock” shall have the meaning assigned to such term in Section 3(a) hereof.

“Liquidation Preference” shall have the meaning assigned to such term in Section 6(a) hereof.

“Mandatory Conversion Date” shall have the meaning assigned to such term in Section 10(b) hereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.

“Original Issue Date” means the first date on which any shares of Preferred Stock are issued and Outstanding.

“Outstanding” means, when used with respect to Preferred Stock, as of any date of determination, all shares of Preferred Stock outstanding as of such date; provided, however, that, if (i) such Preferred Stock is to be redeemed, (ii) notice of such redemption has been duly given pursuant to this Certificate and (iii) the Paying Agent holds, in accordance with this Certificate, money sufficient to pay in full the Adjusted Redemption Price for the shares of Preferred Stock to be redeemed, then immediately after such Redemption Date such shares of Preferred Stock shall cease to be “Outstanding”; provided further that, in determining whether the holders of Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be “Outstanding”, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be “Outstanding”.

“Parity Stock” shall have the meaning assigned to such term in Section 3(b) hereof.

“Paying Agent” shall have the meaning assigned to such term in Section 20(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, limited partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” shall have the meaning assigned to such term in Section 1 hereof.

“Preferred Stock Director” shall have the meaning assigned to such term in Section 15(c) hereof.

“Record Date” means (i) with respect to the dividends payable on March 31, June 30, September 30 and December 31 of each year, the March 15, June 15, September 15 and December 15 immediately preceding such date, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 11 with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redemption Date” means a date that is fixed for redemption of the Preferred Stock by the Corporation in accordance with Section 7 hereof.

“Registrar” shall have the meaning assigned to such term in Section 16 hereof.

“Rights” shall have the meaning assigned to such term in Section 13 hereof.

“Rights Plan” shall have the meaning assigned to such term in Section 13 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” shall have the meaning assigned to such term in Section 3(c) hereof.

“Stockholder Approval” means Dividend Stockholder Approval and approval by the stockholders of the Corporation of (1) the contingent warrants to purchase up to 500 shares of Common Stock of the Corporation at an exercise price of $2.45 per share issued by the Corporation with each share of the Preferred Stock and (2) the amendment to the Corporation’s Amended and Restated Certificate of Incorporation to increase the authorized shares of Common Stock of the Corporation from 40,000,000 shares to not less than 80,000,000 shares.

“Stockholder Approval Condition” shall have the meaning assigned to such term in Section 8 hereof.

“Subsidiary” means (a) a corporation, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly owned by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, (b) a partnership in which the Corporation or a Subsidiary of the Corporation holds a majority interest in the equity capital or profits of such partnership, or (c) any other Person (other than a corporation) in which the Corporation, a Subsidiary of the Corporation or the Corporation and one or more Subsidiaries of the Corporation, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on Nasdaq or, if the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded or, if the Common Stock is not so traded on a principal other market, on the New York Stock Exchange.

“Transfer Agent” shall have the meaning assigned to such term in Section 16 hereof.

“VWAP” means, on any Trading Day, the volume weighted average price per share of Common Stock as displayed on Bloomberg (or any successor service) page RF <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Corporation for such purpose.

3. Rank. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a) senior to the Common Stock and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Stock”);

(b) on a parity with any other class or series of Capital Stock of the Corporation established after the date hereof, the terms of which expressly provide that such class or series ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Parity Stock”); and

(c) junior to each class or series of Capital Stock of the Corporation (other than Common Stock) established after the date hereof, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Senior Stock”).

4. Dividends. (a) Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends on each Outstanding share of Preferred Stock at the Adjusted Annual Rate, calculated as set forth below; provided however that such holders will not be entitled to receive any dividends that may be declared by the Board of Directors on the Common Stock unless such holders’ shares of Preferred Stock have been converted to Common Stock as set forth in Section 9 hereof prior to or on the Record Date for the payment of such dividends. Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning September 30, 2009, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock.

(b) Dividends on each share of Preferred Stock shall be cumulative from the Original Issue Date or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends and whether or not the Board of Directors declares the dividends. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date. Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(c) Accumulated and unpaid dividends for any past Dividend Period (whether or not declared) shall cumulate at the Adjusted Annual Rate and shall be payable in the manner set forth in Section 5.

(d) The amount of dividends payable for each full Dividend Period for the Preferred Stock shall be computed by dividing the Adjusted Annual Rate by four. The amount of dividends payable on the Preferred Stock for the initial Dividend Period, or for any other period shorter or longer than a full Dividend Period (or amounts determined with respect thereto), shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated and unpaid dividends will not bear interest and holders of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Preferred Stock.

(e) No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation or any of its subsidiaries through a sinking fund or otherwise, in each case unless all accumulated and unpaid dividends through the most recent Dividend Payment Date (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock for all preceding Dividend Periods have been paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this Section 4(e) to the contrary, the Corporation or any of its subsidiaries may redeem, repurchase or otherwise acquire for consideration Junior Stock or Parity Stock with Junior Stock or pursuant to a purchase or exchange offer made on the same terms to all holders of Preferred Stock and such Parity Stock. Furthermore, for the avoidance of doubt, the foregoing provisions of this Section 4(e) shall not apply to any shares of Junior Stock or Parity Stock surrendered to the Corporation upon a “cashless” exercise of stock options or withheld upon the exercise of stock options or the vesting of restricted stock to satisfy applicable withholding tax obligations. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other.

5. Method of Payment of Dividends.

(a) All dividends on the Preferred Stock (including accumulated and unpaid dividends), whether or not for a current Dividend Period or any prior Dividend Period, may be paid, as determined in the Corporation’s sole discretion:

(i)	in cash;

(ii)	by delivery of shares of Common Stock; or

(iii)	through any combination of cash and Common Stock.

(b) Notwithstanding anything provided herein, the Corporation may not pay dividends by delivery of shares of Common Stock until Dividend Stockholder Approval has been obtained.

(c) Common Stock issued in payment or partial payment of a dividend shall be valued for such purpose at the Average VWAP per share of Common Stock for the 10 Trading Days during the applicable Dividend Reference Period.

(d) If the Corporation elects to make all or any portion of the dividend payments in Common Stock pursuant to Section 5(a), the Corporation shall give notice to holders thereof of such election and the portion of such payment that shall be made in cash and the portion of such payment that shall be made in Common Stock no later than 10 Trading Days prior to the Dividend Payment Date. If the Corporation does not provide notice of its election to pay any dividend, or a portion thereof, by delivery of shares of Common Stock pursuant to this Section 5(d), the Corporation will pay such dividend entirely in cash.

(e) In respect of any shares of Common Stock issued in payment or partial payment of a dividend to a U.S. alien holder of Preferred Stock, the Corporation may, in lieu of delivering all shares of Common Stock to such U.S. alien holder of Preferred Stock, withhold and sell (or direct the Transfer Agent or any paying agent on behalf of the Corporation to withhold and sell) such number of shares of Common Stock as the Corporation deems necessary, to result in proceeds from such sale (after deduction of customary commissions, which shall be for the account of such U.S. alien holder of Preferred Stock) to pay all or any part of any U.S. withholding tax obligation that the Corporation has (as determined by it in its sole discretion) in respect of the payment or partial payment of such dividend of shares of Common Stock to such U.S. alien holder of Preferred Stock.

(f) In connection with the payment of dividends by the delivery of shares of Common Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of a share of Common Stock immediately preceding the declaration of such dividend, rounded to the nearest whole cent.

6. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding-up of the Corporation resulting in a payment or distribution of assets to the holders of any class or series of the Capital Stock of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, but after any payments or distributions are made on any of the Corporation’s indebtedness and to holders of Senior Stock, holders of Preferred Stock shall be entitled to receive $1,000 per share of Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not declared) accumulated and unpaid thereon to the date of final payment or distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Corporation’s assets, or proceeds thereof, distributable among the holders of Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Preferred Stock and any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(c) Subject to the rights of the holders of any Parity Stock, after payment has been made in full to the holders of the Preferred Stock, as provided in this Section 6, holders of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Preferred Stock shall not be entitled to share therein.

7. Limited Optional Redemption of the Preferred Stock. Shares of Preferred Stock shall be redeemable at the option of the Corporation in accordance with this Section 7.

(a) The Preferred Stock may not be redeemed by the Corporation pursuant to this Section 7 prior to the third anniversary of the Original Issue Date. The Corporation may, at its option, redeem, in whole or in part, Outstanding shares of Preferred Stock, at the Adjusted Redemption Price. If fewer than all outstanding shares of Preferred Stock are to be redeemed by the Corporation, the shares to be redeemed by the Corporation shall be selected on a pro rata basis (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b) In the event the Corporation elects to redeem shares of Preferred Stock pursuant to this Section 7, the Corporation shall:

(i) send a written notice to the Registrar and Transfer Agent of the redemption date (the “Redemption Date”), stating the number of Outstanding shares of Preferred Stock that are to be redeemed and the Adjusted Redemption Price, at least 30 and not more than 60 days before the Redemption Date (unless a shorter period shall be satisfactory to the Registrar and Transfer Agent);

(ii) send a written notice by first class mail to each holder of record of the Preferred Stock at such holder’s registered address or if the Preferred Stock is held by DTC or its nominee, request that DTC send a copy of such notice to its participants, not fewer than 30 nor more than 60 days prior to the Redemption Date stating:

(A) the Redemption Date;

(B) the Adjusted Redemption Price;

(C) the total number of shares of Preferred Stock to be redeemed and, if fewer than all of the shares of Preferred Stock held by such holder are to be redeemed, the number of shares of Preferred Stock to be redeemed from such holder;

(D) the Conversion Price and the Conversion Ratio;

(E) the name and address of the Paying Agent and Conversion Agent;

(F) that shares of Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time on the Business Day immediately preceding the Redemption Date;

(G) that holders who want to convert shares of the Preferred Stock must satisfy the requirements set forth in Section 9 of this Certificate;

(H) that shares of the Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Adjusted Redemption Price;

(I) that, unless the Corporation defaults in making payment of such Adjusted Redemption Price, dividends in respect of the shares of Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;

(J) the CUSIP number of the Preferred Stock; and

(K) any other information the Corporation wishes to present; and

(iii) (A) issue a press release containing such information and (B) publish such information on the Corporation’s web site on the World Wide Web.

(c) The Adjusted Redemption Price shall be payable in cash.

(d) If the Corporation gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to: (i) shares of the Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC, cash sufficient to pay the Adjusted Redemption Price and shall give DTC irrevocable instructions and authority to pay the Adjusted Redemption Price to holders of such shares of the Preferred Stock; and (ii) shares of the Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent cash sufficient to pay the Adjusted Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Adjusted Redemption Price to holders of such shares of the Preferred Stock upon surrender of their certificates evidencing their shares of the Preferred Stock.

(e) If on the Redemption Date, DTC and/or the Paying Agent holds or hold cash sufficient to pay the Adjusted Redemption Price for the shares of Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on all Outstanding shares of Preferred Stock and all rights of holders of such shares shall terminate, except for the right to receive the Adjusted Redemption Price pursuant to this Section 7.

(f) Payment of the Adjusted Redemption Price for shares of the Preferred Stock is conditioned upon book entry transfer of or physical delivery of certificates representing the Preferred Stock, together with necessary endorsements, to the Paying Agent, or the Paying Agent’s account at DTC, at any time after delivery of the notice of redemption.

(g) Payment of the Adjusted Redemption Price for shares of the Preferred Stock will be made (1) on the Redemption Date, if book entry transfer of or physical delivery of the Preferred Stock has been made by or on the Redemption Date, or (2) if book entry transfer of or physical delivery of the Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.

(h) If the Redemption Date falls after a Record Date and before the related Dividend Payment Date, holders of the shares of Preferred Stock at the close of business on that Record Date shall be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date. The Adjusted Redemption Price payable on such Redemption Date will not include any amount in respect of dividends declared or payable on such corresponding Dividend Payment Date.

(i) Notwithstanding the foregoing provisions of this Section 7, unless full cumulative dividends (whether or not declared) on all Outstanding shares of Preferred Stock have been paid or set apart for payment for all Dividend Periods terminating before the date on which notice of a redemption in accordance with Section 7(b) is sent in accordance with Section 7(b)(ii), none of the shares of Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption.

8. Repurchase at Option of Holder.

(a) If the Stockholder Approval Condition (as defined below) is not satisfied on or before June 30, 2011, then each holder of Preferred Stock shall have the right, at such holder’s option, to require the Corporation to repurchase all of such holder’s Preferred Stock, or any portion thereof, for cash on a date designated by the Corporation (the “Condition Repurchase Date”) that is not less than 20 nor more than 30 days after the date of the Condition Notice (as defined below) at a repurchase price per share equal to 110% of the Liquidation Preference of the Preferred Stock to be repurchased, plus an amount equal to any accumulated and unpaid dividends up to, but excluding, the Condition Repurchase Date. Notwithstanding the foregoing, if a Condition Repurchase Date is after a Record Date but on or prior to the corresponding Dividend Payment Date, the Corporation will pay the full amount of accumulated and unpaid dividends on such Dividend Payment Date to the holder of record at the close of business on the corresponding Record Date. For purposes of this section, the “Stockholder Approval Condition” will be satisfied if, on or before June 30, 2011, Stockholder Approval has been obtained.

(b) In the event the Stockholder Approval Condition has not been satisfied, before July 15, 2012, the Corporation shall mail to all holders of record, or if the Preferred Stock is held by DTC or its nominee, request that DTC send a copy of such notice to its participants, as of June 30, 2011, a notice (the “Condition Notice”) providing that such Stockholder Approval Condition has not been satisfied and of the repurchase right at the option of the holders arising as a result thereof.

(i) Each Condition Notice shall specify (A) that the Stockholder Approval Condition was not satisfied, (B) the Condition Repurchase Date, (C) that, if the holder desires to exercise its repurchase right pursuant to this Section 8, the holder must do so on or prior to the close of business on the Condition Repurchase Date (the “Condition Expiration Time”), (D) that the holder shall have the right to withdraw any Preferred Stock surrendered prior to the Condition Expiration Time, (E) that Preferred Stock as to which an Option of Holder to Elect Repurchase (as set forth in the form of Preferred Stock certificate attached hereto as Exhibit A) has been given may be converted only if the Option of Holder to Elect Repurchase is withdrawn prior to the repurchase thereof, (F) a description of the procedure that a holder must follow to exercise such repurchase right and to withdraw any surrendered Preferred Stock, (G) the place or places where the holder is to surrender such holder’s Preferred Stock, (H) the amount of accumulated and unpaid dividends in respect of such holder’s Preferred Stock to the Condition Repurchase Date and (I) the CUSIP number or numbers of the Preferred Stock (if then generally in use).

(ii) No failure of the Corporation to give the foregoing notices and no defect therein shall limit the holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Preferred Stock pursuant to this Section 8.

(c) Repurchases of Preferred Stock under this Section 8 shall be made, at the option of the holder thereof, upon delivery to the Corporation, prior to the Condition Expiration Time, at the address specified in the applicable Condition Notice by a holder of a duly completed and executed Option of Holder to Elect Repurchase (as set forth in the form of Preferred Stock certificate attached hereto as Exhibit A).

(d) The Corporation shall not be required to purchase from any holder fractions of Preferred Stock.

(e) Notwithstanding anything herein to the contrary, any holder delivering to the Corporation the Option of Holder to Elect Repurchase contemplated by this Section 8 shall have the right to withdraw such Option of Holder to Elect Repurchase at any time prior to the Condition Expiration Time by delivery of a written notice of withdrawal to the Corporation in accordance with Section 8(g) below. Preferred Stock in respect of which an Option of Holder to Elect Repurchase has been given by the holder thereof may not be converted pursuant to Section 9 hereof on or after the date of the delivery of such Option of Holder to Elect Repurchase unless such Option of Holder to Elect Repurchase has first been validly withdrawn.

(f) For Preferred Stock to be so repurchased at the option of the holder, the Corporation must receive at the address specified in the Condition Notice a share certificate, if any, in respect of such Preferred Stock duly endorsed for transfer in favor of the Corporation (or an affidavit of lost share certificate in respect thereof together with either, at the option of the Corporation in its sole discretion, an indemnity agreement or indemnity bond), together with the Option of Holder to Elect Repurchase on the reverse thereof duly completed and such Preferred Stock duly endorsed for transfer, on or before the Condition Expiration Time. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Preferred Stock for repurchase shall be determined by the Corporation, the determination of which shall be final and binding absent manifest error.

(g) An Option of Holder to Elect Repurchase may be withdrawn by means of a written notice of withdrawal delivered to the address specified in the Condition Notice in accordance with the Option of Holder to Elect Repurchase at any time prior to the Condition Expiration Time, specifying:

(i) the number of shares of Preferred Stock with respect to which such notice of withdrawal is being submitted;

(ii) the certificate number, if any, of the Preferred Stock in respect of which such notice of withdrawal is being submitted; and

(iii) the number of shares of Preferred Stock, if any, that remain subject to the original Option of Holder to Elect Repurchase.

(h) At the Corporation’s election, the Corporation may, prior to the Condition Repurchase Date, irrevocably deposit an amount of money sufficient to repurchase all the Preferred Stock to be repurchased on the Condition Repurchase Date in trust for the holders thereof with a bank or trust company, in which case the Condition Notice will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the offer to purchase and (iii) require such holders to surrender the certificates representing such shares at such place on or about, but not later than, the Condition Repurchase Date against payment of the purchase price therefor (including all accumulated and unpaid dividends to such Condition Repurchase Date). Any moneys so deposited which remain unclaimed by the holders of the Preferred Stock at the end of two years after the Condition Repurchase Date will be returned by such bank or trust company to the Corporation.

(i) If on the Business Day immediately following the Condition Repurchase Date, the Corporation or such other bank or trust company holds money sufficient to repurchase all of the Preferred Stock that is to be purchased as of the Condition Repurchase Date, then, on and after such date, (i) such Preferred Stock will cease to be outstanding, (ii) dividends on such Preferred Stock will cease to accumulate, and (iii) all other rights of the holders of such Preferred Stock will terminate, other than the right to receive the repurchase price upon delivery of the Preferred Stock in accordance with this Section 8.

(j) The Corporation will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent applicable, and file a Schedule TO or any other required schedule or form under the Exchange Act to the extent then applicable in connection with the repurchase rights of the holders of Preferred Stock pursuant to this Section 8 in the event of an offer to purchase the Preferred Stock after failure to timely satisfy the Stockholder Approval Condition. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Certificate governing an offer to purchase upon such failure to timely satisfy the Stockholder Approval Condition, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Certificate by virtue of such compliance.

(k) Notwithstanding the foregoing, in the event any offer to purchase the Preferred Stock after failure to timely satisfy the Stockholder Approval Condition would constitute the payment of a dividend or a liquidation, dissolution or winding up of the Corporation, then the payment by the Corporation to any holder of Preferred Stock upon acceptance of such offer shall be subject to the rights of all holders of all other of the Corporation’s Parity Stock ranking on parity with the Preferred Stock as to the payment of dividends or rights upon the Corporation’s liquidation, dissolution or winding up, to receive payment on parity with the Preferred Stock. Furthermore, notwithstanding anything to the contrary contained herein, no redemption or repurchase pursuant to Section 7 or this Section 8 will be made by the Corporation if such redemption or repurchase is restricted or prohibited by law or would violate any of the Corporation’s agreements or instruments.

9. Conversion. (a) Right to Convert. Except as otherwise provided herein, each share of Preferred Stock shall be convertible, at any time, in accordance with, and subject to, this Section 9 into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time. Notwithstanding the foregoing, if shares of Preferred Stock are to be redeemed pursuant to Section 7, such conversion right shall cease and terminate at 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date as provided herein, unless the Corporation shall default in the payment of the Adjusted Redemption Price therefor.

(b) Conversion Procedures. (i) Conversion of shares of the Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of the Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Preferred Stock certificate attached hereto as Exhibit A) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (B) if required pursuant to Section 9(c), funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock pursuant hereto. The conversion of the Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such Notice of Conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid). As promptly as practicable following the Conversion Date, the Corporation shall deliver or cause to be delivered (1) certificates representing the whole number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (2) if less than the full number of shares of the Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares of Preferred Stock being converted, along with cash payment for any fractional shares. As of the close of business on the Conversion Date, the rights of the holder of the Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

(c) Dividend and Other Payments Upon Conversion. (i) If a holder of shares of Preferred Stock exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. On conversion of the Preferred Stock, except for conversion during the period commencing on the close of business on any Record Date corresponding to a Dividend Payment Date and ending at the close of business on the Business Day immediately preceding such Dividend Payment Date, in which case the holder on such Record Date shall receive the dividends payable on such Dividend Payment Date, a holder of Shares of Preferred Stock will not be entitled to accumulated and unpaid dividends on the converted shares of Preferred Stock. Shares of the Preferred Stock surrendered for conversion after the close of business on any Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Record Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date; provided that a holder of shares of the Preferred Stock on a Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of the Preferred Stock on such Dividend Payment Date, and such holder need not include payment to the Corporation of the amount of such dividend upon surrender of shares of the Preferred Stock for conversion.

(ii) Notwithstanding the preceding paragraph, if shares of the Preferred Stock are converted during the period that commences after the close of business on any Record Date and ends before the opening of business on the corresponding Dividend Payment Date and the Corporation has called such shares of the Preferred Stock for redemption during such period, or the Corporation has designated a Fundamental Change Redemption Date during such period, then, in each case, the holder of such Preferred Stock as of such Record Date who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of shares of the Preferred Stock for conversion.

(d) Fractional Shares. In connection with the conversion of any shares of the Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.

(e) Total Shares. If more than one share of the Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of whole shares of, and fractional interests, if any, in, Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Preferred Stock so surrendered.

(f) Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Corporation shall:

(i) at all times from and after the Original Issue Date, reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Preferred Stock pursuant to the terms of this Certificate, such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Preferred Stock;

(ii) prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Preferred Stock hereunder); and

(iii) ensure that all shares of Common Stock delivered upon conversion of the Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(g) Holder’s Conversion Limitations. Holders of Preferred Stock shall not have the right to convert shares of Preferred Stock into shares of Common Stock, pursuant to Section 9 or otherwise, to the extent that after giving effect to such issuance of Common Stock after conversion, the holder (together with the holder’s Affiliates, and any other Persons acting as a group together with the holder or any of the holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of the Preferred Stock beneficially owned by the holder or any of its Affiliates and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 9(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 9(g) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by the holder together with any Affiliates) and of which portion of the Preferred Stock is convertible shall be in the sole discretion of the holder, and the submission of a Notice of Conversion shall be deemed to be the holder’s determination of whether the Preferred Stock is convertible (in relation to other securities owned by the holder together with any Affiliates) and of which portion of the Preferred Stock is convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 9(g), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within two Trading Days confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by the holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 9(g) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 9(g) to correct such paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 9(g) shall apply to a successor holder of the Preferred Stock.

10. Mandatory Conversion. (a) At any time after Stockholder Approval has been obtained (which for purposes of this Section 10(a) only need not include Dividend Stockholder Approval), but in no event earlier than the date that is six months after the Original Issue Date, the Corporation shall have the right, at its option, to cause all Outstanding shares of the Preferred Stock to be automatically converted into that number of whole shares of Common Stock (without regard to any Beneficial Ownership Limitation in Section 9(g) on the conversion of the Preferred Stock, but subject to the remainder of Section 9(g) and Section 10(f)) at the then-prevailing Conversion Rate, with any resulting fractional shares of Common Stock to be settled in accordance with Section 9(d). The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 10(a) only if the Closing Sale Price of the Common Stock equals or exceeds 150% of the Conversion Price then in effect for at least 15 Trading Days in any period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day immediately preceding the Corporation’s delivery of notice announcing the mandatory conversion as described in Section 10(b).

(b) To exercise the mandatory conversion right described in Section 10(a), the Corporation must give notice by mail to the holders of Preferred Stock, or cause DTC to send notice to its participants that own Preferred Stock, within one Business Day following any date on which the conditions described in Section 10(a) are met of the mandatory conversion announcing the Corporation’s intention to convert the Preferred Stock. The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be the earlier of (i) no more than five days after the date of the notice described in this Section 10(b) and (ii) the date that such notice is sent by DTC to its participants that own Preferred Stock.

(c) In addition to any information required by applicable law or regulation, the notice of a mandatory conversion described in Section 10(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; (iii) the amount, if any, to be paid to each such holder of Preferred Stock as a result of the Corporation not having previously paid at least eight quarterly dividends on the Preferred Stock as provided in Section 10(d); (iv) the place where the shares of Preferred Stock are to be surrendered for conversion; and (v) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(d) If the Mandatory Conversion Date occurs prior to the Record Date for a dividend that has been declared by the Board of Directors that would result, when combined with all previously paid dividends on the Preferred Stock, in the payment of an aggregate of at least eight quarterly dividends on the Preferred Stock, the Corporation shall, to the extent permitted by law, pay to the holders of Preferred Stock on the Mandatory Conversion Date, in connection with and within 15 days after the Mandatory Conversion Date, an amount equal to the difference between (i) eight quarterly dividends on such shares of Preferred Stock minus (ii) the sum of the dividends previously paid on such shares of Preferred Stock. On and after the Mandatory Conversion Date, dividends will cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 10(a) and all rights of holders of such Preferred Stock will terminate except for the right to receive the number of whole shares of Common Stock issuable upon conversion thereof, dividends payable pursuant to the immediately preceding sentence, paid in accordance with Section 5, and cash in lieu of any fractional shares of Common Stock in accordance with Section 9(d). The dividend payment with respect to the Preferred Stock for which the Mandatory Conversion Date occurs during the period commencing after the close of business on any Record Date and ending at the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share of Preferred Stock on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in this Section 10(d) with respect to a mandatory conversion pursuant to Section 10(a), no payment or adjustment will be made upon conversion of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

(e) The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 10(a) unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Preferred Stock for Dividend Periods ended prior to the date of such conversion notice shall have been paid.

(f) Notwithstanding the foregoing, if the Corporation’s exercise of its mandatory conversion right would result in a holder of Preferred Stock being the beneficial owner of more than such holder’s Beneficial Ownership Limitation, then the shares of Preferred Stock held by such holder shall not be converted into Common Stock pursuant to this Section 10 on the Mandatory Conversion Date, but instead such holder’s Preferred Stock shall be converted on the date (the “Delayed Mandatory Conversion Date”) that is the later of (i) the date that is 100 days after the Mandatory Conversion Date, (ii) the date that is 100 days after the Delayed Cancellation Date, as defined in a Warrant to Purchase Common Stock dated on or about as of August 11, 2009, applicable to such warrants held by such holder if the Corporation has previously or simultaneously given notice to call such warrants for cancellation pursuant to the terms thereof, and (iii) the date that is nine months after the Original Issue Date, provided that during the period from and after the Mandatory Conversion Date, all rights of such holder with respect to the shares of Preferred Stock (including but not limited to rights to any further dividends, voting rights, or rights to receive any amounts upon liquidation), shall cease except for such holder’s right to receive on such Delayed Mandatory Conversion Date the number of shares of Common Stock and cash, if any, that such holder would otherwise have been entitled to receive on the Mandatory Conversion Date. It shall be presumed that any exercise by the Corporation of its mandatory conversion right pursuant to this Section 10 will not result in a holder being the beneficial owner of more than such holder’s Beneficial Ownership Limitation unless such holder of the Preferred Stock notifies the Corporation to the contrary in writing prior to the Mandatory Conversion Date.

11. Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Corporation in accordance with the provisions of this Section 11.

(a) If the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate shall be increased by multiplying such Conversion Rate by a fraction,

(i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.

Such increase shall become effective immediately after the opening of business on the day following such Record Date. If any dividend or distribution of the type described in this Section 11(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Corporation shall issue rights or warrants to all holders of any class of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Closing Sale Price of a share of Common Stock on the Trading Day immediately preceding the Record Date, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction,

(i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible); and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Closing Sale Price.

Such adjustment shall become effective immediately after the opening of business on the day following such Record Date. To the extent that shares of Common Stock (or securities convertible into Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and any amount payable on exercise or conversion thereof, the Fair Market Value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive.

(c) If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in the event outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d) If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of Capital Stock of the Corporation (other than any dividends or distributions to which Section 11(a) applies) or evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in Section 11(b) or (ii) any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 11(a) or Section 11(e) (any of the foregoing hereinafter referred to in this Section 11(d) as the “Distributed Property”), then, in each such case, the Conversion Rate shall be adjusted so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,

(iii) the numerator of which shall be the Current Market Price on such Record Date; and

(iv) the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property applicable to one share of Common Stock (determined on the basis of the number of shares of the Common Stock outstanding on such Record Date).

Such adjustment shall become effective immediately after to the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined by the Board of Directors) of the portion of the Distributed Property applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred Stock shall have the right to receive upon conversion the amount of Distributed Property such holder would have received had such holder converted each share of its Preferred Stock on the Record Date. To the extent that any of the Distributed Property is not distributed, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the Distributed Property actually distributed. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 11(d) by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date.

Subject to the provisions of Section 13 hereof, rights or warrants (including rights under any Rights Plan) distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 11(d) (and no adjustment to the Conversion Rate under this Section 11(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 11(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 11(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Rate shall be readjusted as if such expired or terminated rights and warrants had not been issued.

For purposes of this Section 11(d), Section 11(a) and Section 11(b), any dividend or distribution to which this Section 11(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants, as to which any Conversion Rate adjustment required by this Section 11(d) with respect to such dividend or distribution shall then be made, immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants, as to which any further Conversion Rate adjustment required by Sections 11(a) and 11(b) with respect to such dividend or distribution shall then be made, except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on such Record Date” within the meaning of Sections 11(a) and 11(b).

(e) If the Corporation pays a dividend or makes a distribution to all or substantially all holders of its Common Stock consisting of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation, unless the Corporation distributes such Capital Stock or equity interests to holders of the Preferred Stock in such distribution on the same basis as they would have received had such holders converted their shares of Preferred Stock into shares of Common Stock immediately prior to such distributions, the Conversion Rate shall be increased by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,

(i) the numerator of which shall be the sum of (A) the average of the Closing Sale Prices of the Common Stock for the 10 Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market on which such securities are then listed or quoted (the “Ex-Dividend Date”) plus (B) the Fair

Market Value of the securities distributed in respect of each share of Common Stock, which shall equal the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those distributed securities for the 10 Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date; and

(ii) the denominator of which shall be the average of the Closing Sale Prices of the Common Stock for the 10 Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date.

Such adjustment shall become effective immediately after to the opening of business on the day following the 15th Trading Day after the Ex-Dividend Date.

(f) To the fullest extent permitted by law, the Corporation may make such increases in the Conversion Rate in addition to those required by this Section 11 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the fullest extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Preferred Stock at the address of such holder as it appears in the stock register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(g) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 11(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth ( 1/10,000) of a share, as the case may be. No adjustment need be made, except as set forth in this Section 11, for any issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock. To the extent the Preferred Stock becomes convertible into cash, assets, property or securities (other than Capital Stock of the Corporation), subject to Section 12, no adjustment need be made thereafter to the Conversion Rate. Interest will not accrue on any cash into which the Preferred Stock may be convertible.

(h) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion

Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Preferred Stock at its last address appearing in the stock register within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(i) For purposes of this Section 11, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 11.

12. Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege. (a) If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 11(c) applies), (ii) any consolidation, merger or combination of the Corporation with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Corporation to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then each share of Preferred Stock Outstanding immediately prior to such transaction shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Preferred Stock) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 12 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

(b) The Corporation shall cause notice of the application of this Section 12 to be delivered to each holder of the Preferred Stock at the address of such holder as it appears in the stock register within 20 days after the occurrence of any of the events specified in Section 12(a) and shall issue a press release containing such information and publish such information on its web site on the World Wide Web. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 12.

(c) The above provisions of this Section 12 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 11 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 12 applies to any event or occurrence, Section 11 shall not apply to such event or occurrence.

13. Rights Issued in Respect of Common Stock Issued Upon Conversion. Each share of Common Stock issued upon conversion of the Preferred Stock shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be, including without limitation, the rights under the Rights Plan (collectively, the “Rights”), if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time (in each case, a “Rights Plan”). If such Rights Plan requires that each share of Common Stock issued upon conversion of the Preferred Stock at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in this Certificate, there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of the issuance of Rights, but an adjustment to the Conversion Rate shall be made pursuant to Section 11(d) upon the separation of the Rights from the Common Stock, provided that no adjustment to the Conversion Rate shall be made pursuant to Section 11(d) upon such separation if (a) at the time of separation the Corporation sets aside for issuance upon conversion of the Preferred Stock a number of rights equal to the rights the holders of Preferred Stock would have received if the conversion occurred immediately prior such separation and (b) the rights so set aside are perpetual in duration.

14. Fundamental Change that Requires the Corporation to Redeem Shares of Preferred Stock at the Option of the Holder.

(a) Redemption Right. Subject to legally available funds, if there shall occur a Fundamental Change prior to June 30, 2012, shares of Preferred Stock that remain Outstanding after a Fundamental Change shall be redeemed, subject to satisfaction by or on behalf of any holder of the requirements set forth in Section 14(d), by the Corporation at the option of the holders thereof as of the date specified by the Corporation (the “Fundamental Change Redemption Date”) that is not more than 30 calendar days (or the next succeeding Business Day if such 30th calendar day is not a Business Day) after the mailing of written notice of the Fundamental Change pursuant to Section 14(b) below. The Adjusted Redemption Price shall be paid, subject to legally available funds, in cash.

(b) Limitation on Fundamental Change Redemption Right. Holders of shares of Preferred Stock shall not have the right to require the Corporation to repurchase shares of Preferred Stock upon a Fundamental Change unless and until the Board of Directors has approved such Fundamental Change or elected to take a neutral position with respect to such Fundamental Change.

(c) Notice to Holders. Within 30 calendar days after the occurrence of a Fundamental Change, the Corporation shall (i) mail a written notice of the Fundamental Change to each holder at the address of such holder as it appears in the stock register and to beneficial owners (as required by applicable law) or (ii) cause DTC to send a notice to its participants that own Preferred Stock (and issue a press release containing such notice and publish such notice on its web site on the World Wide Web). The Corporation shall also deliver a copy of the notice to the Transfer Agent. The notice shall include the form of a Fundamental Change Redemption Notice (as defined in Section 14(d) below) to be completed by the holder and shall state:

(i) the date of such Fundamental Change and, briefly, the events causing such Fundamental Change;

(ii) the date by which the Fundamental Change Redemption Notice pursuant to this Section 14 must be given;

(iii) the Fundamental Change Redemption Date;

(iv) the Adjusted Redemption Price that will be payable with respect to the shares of Preferred Stock that remain Outstanding after such Fundamental Change as of the Fundamental Change Redemption Date;

(v) the name and address of each Paying Agent and Conversion Agent;

(vi) the Conversion Rate and any adjustments thereto;

(vii) that Preferred Stock that remains Outstanding after such Fundamental Change as to which a Fundamental Change Event Redemption Notice has been given may be converted into Common Stock pursuant to this Certificate only to the extent that the Fundamental Change Redemption Notice has been withdrawn in accordance with the terms of this Certificate;

(viii) the procedures that the holder of Preferred Stock must follow to exercise rights under this Section 14; and

(ix) the procedures for withdrawing a Fundamental Change Redemption Notice, including a form of notice of withdrawal.

If any of the Preferred Stock that remains Outstanding after such Fundamental Change is in the form of Global Preferred Shares, then the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the redemption of Global Preferred Shares.

(d) Conditions to Redemption. (i) Subject to legally available funds, a holder of shares of Preferred Stock that remain Outstanding after a Fundamental Change may exercise its rights specified in Section 14(a) upon delivery of a written notice (which shall be in substantially the form included as Exhibit B to this Certificate and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Preferred Shares, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Fundamental Change Redemption Notice”) to the Transfer Agent at any time prior to the close of business on the Business Day immediately before the Fundamental Change Redemption Date. The Fundamental Change Redemption Notice must specify (A) if certificated shares of Preferred Stock have been issued, the certificate numbers for such shares in respect of which such notice is being submitted, or if not, such information as may be required by the Depositary, (B) the number of shares of Preferred Stock, with respect to which such notice is being submitted; and (C) that the Corporation shall redeem such Preferred Stock in accordance with the applicable provisions of this Certificate and the Amended and Restated Certificate of Incorporation. The Transfer Agent shall promptly notify the Corporation of the receipt of any Fundamental Change Redemption Notice.

(ii) The delivery of such shares of Preferred Stock to be redeemed by the Corporation to the Transfer Agent (together with all necessary endorsements) at the office of the Transfer Agent, or the book-entry transfer of such shares, shall be a condition to the receipt by the holder of the Adjusted Redemption Price.

(iii) Any redemption by the Corporation contemplated pursuant to the provisions of this Section 14(d) shall be consummated by the delivery of the consideration to be received by the holder promptly following the later of the Fundamental Change Redemption Date and the time of delivery of such share of Preferred Stock to the Transfer Agent in accordance with this Section 14(d).

(e) Withdrawal of Fundamental Change Redemption Notice. Notwithstanding anything herein to the contrary, any holder of Preferred Stock that remains Outstanding after a Fundamental Change delivering to the Transfer Agent the Fundamental Change Redemption Notice shall have the right to withdraw such Fundamental Change Redemption Notice in whole or in part at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Redemption Date by delivery of a written notice of withdrawal to the Transfer Agent specifying:

(i) if certificated shares of Preferred Stock have been issued, the certificate numbers for such shares in respect of which such notice of withdrawal is being submitted, or if not, such information as may be required by the Depositary;

(ii) the number of shares of Preferred Stock, with respect to which such notice of withdrawal is being submitted; and

(iii) the number of shares of Preferred Stock, if any, that remain subject to the original Fundamental Change Redemption Notice and that have been or will be delivered for redemption by the Corporation.

The Transfer Agent shall promptly notify the Corporation of the receipt of any written notice of withdrawal of a Fundamental Change Redemption Notice. The Transfer Agent will promptly return to the respective holders thereof any shares of Preferred Stock with respect to which a Fundamental Change Redemption Notice has been withdrawn in compliance with this Certificate.

(f) Global Preferred Shares. Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, any Fundamental Change Redemption Notice may be delivered or withdrawn, and the shares of Preferred Stock that remain Outstanding after a Fundamental Change in respect of such Global Preferred Shares may be surrendered or delivered for redemption, in accordance with the applicable procedures of the Depositary as in effect from time to time.

(g) Effect of Fundamental Change Redemption Notice. Upon receipt by the Transfer Agent of the Fundamental Change Redemption Notice, the holder of the shares of Preferred Stock in respect of which such Fundamental Change Redemption Notice was given shall (unless such Fundamental Change Redemption Notice is withdrawn as specified above) thereafter be entitled, subject to legally available funds, to receive the Adjusted Redemption Price with respect to such shares of Preferred Stock, subject to Section 14(d) hereof. Such Adjusted Redemption Price shall be paid, subject to legally available funds, to such holder promptly on the later of (a) the Fundamental Change Redemption Date with respect to such shares of Preferred Stock and (b) the time of delivery or book-entry transfer of such shares of Preferred Stock to the Transfer Agent by the holder thereof in the manner required by this Section 14. Shares of Preferred Stock in respect of which a Fundamental Change Redemption Notice has been given by the holder thereof may not be converted into Common Stock on or after the date of the delivery of such Fundamental Change Redemption Notice unless such Fundamental Change Redemption Notice has first been validly withdrawn as specified in Section 14(e) above.

(h) Deposit of Adjusted Redemption Price. Prior to 11:00 a.m. (New York City time) on the Fundamental Change Redemption Date, the Corporation shall, subject to legally available funds, deposit with the Paying Agent an amount of cash (in immediately available funds if deposited on such Business Day), sufficient to pay the aggregate Adjusted Redemption Price of all shares of Preferred Stock that remain Outstanding after a Fundamental Change or portions thereof which are to be redeemed as of the Fundamental Change Redemption Date. The manner in which the deposit required by this Section 14(h) is made by the Corporation shall be at the option of the Corporation, provided, however, that such deposit shall be made in a manner such that the Paying Agent shall have immediately available funds on the Fundamental Change Redemption Date. If the Paying Agent holds, on the Business Day following the Fundamental Change

Redemption Date, cash sufficient to pay the Adjusted Redemption Price of any share of Preferred Stock for which a Fundamental Change Redemption Notice has been tendered and not withdrawn in accordance with Section 14(e), then, immediately after such Fundamental Change Redemption Date, such share of Preferred Stock (whether or not book-entry transfer of the shares of Preferred Stock is made or whether or not the certificates representing the shares of Preferred Stock are delivered to the Transfer Agent) will cease to be Outstanding, dividends will cease to accrue and all other rights of the holder in respect thereof shall terminate (other than the right to receive the Adjusted Redemption Price as aforesaid). The Corporation shall publicly announce the number of shares of Preferred Stock redeemed as a result of such Fundamental Change on or as soon as practicable after the Fundamental Change Redemption Date.

(i) Preferred Stock Redeemed in Part. Upon surrender of a certificate or certificates representing shares of the Preferred Stock that remain Outstanding after a Fundamental Change that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Preferred Stock in an amount equal to the unredeemed portion of the shares of Preferred Stock surrendered for partial redemption.

(j) Repayment to the Corporation. The Paying Agent shall return to the Corporation any cash that remains unclaimed for two years, subject to applicable unclaimed property law, together with interest, if any, thereon held by the Paying Agent for the payment of the Adjusted Redemption Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Corporation pursuant to this Section 14 exceeds the aggregate Adjusted Redemption Price of the Preferred Stock or portions thereof which the Corporation is obligated to redeem as of the Fundamental Change Redemption Date, then on the Business Day following the Fundamental Change Redemption Date, the Paying Agent shall return any such excess to the Corporation. Thereafter, any holder entitled to payment must look to the Corporation for payment as general creditors, unless an applicable abandoned property law designates another Person.

(k) Compliance with Laws. The Corporation will comply with all the applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act, if required, in connection with any offer by the Corporation to redeem the Preferred Stock and to the extent necessary to comply therewith, the time periods specified herein shall be extended accordingly.

15. Voting Rights.

(a) The holders of record of shares of the Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 15 or as otherwise provided by law.

(b) The affirmative vote of holders of at least two-thirds of the Outstanding shares of the Preferred Stock and all other Parity Stock with like voting rights, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Amended and Restated Certificate of Incorporation or this Certificate if the amendment would amend, alter or affect the powers, preferences or special rights of the Preferred Stock, so as to adversely affect the holders thereof, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock; provided however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock will not be deemed to adversely affect such powers, preferences or special rights.

(c) If at any time (1) dividends on any shares of Preferred Stock or any other class or series of Parity Stock having like voting rights shall be in arrears for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) the Corporation shall have failed to pay the Adjusted Redemption Price when due (whether the redemption is pursuant to an Optional Redemption or the redemption is in connection with a Fundamental Change) then, immediately prior to the next annual meeting of stockholders, the total number of directors constituting the entire Board of Directors shall automatically be increased by two, and, in each case, the holders of shares of Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two of the authorized number of the Corporation’s directors (each, a “Preferred Stock Director”) at the next annual meeting of stockholders (or at a special meeting of the Corporation’s stockholders called for such purpose, whichever is earlier) and each subsequent meeting until the Adjusted Redemption Price or all accumulated and unpaid dividends on the Preferred Stock to the most recent Dividend Payment Date have been fully paid or set aside for payment. The Preferred Stock Directors shall not be divided into the classes of the Board and the term of office of all such Preferred Stock Directors shall terminate immediately upon the termination of the right of the holders of Preferred Stock and such Parity Stock to vote for directors and upon such termination the total number of directors constituting the entire Board will be automatically reduced by two. Each holder of shares of the Preferred Stock will have one vote for each share of Preferred Stock held. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Preferred Stock pursuant to this Section 15(c), or if a vacancy shall exist in the office of any Preferred Stock Director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the Outstanding shares of Preferred Stock addressed to the Chairman of the Board of the Corporation shall, call a special meeting of the holders of the Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Preferred Stock Director that such holders are entitled to elect. At any meeting held for the purpose of electing a Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding Preferred Stock shall be required to constitute a quorum of such Preferred Stock. Any vacancy occurring in the office of a Preferred Stock Director may be filled by the remaining Preferred Stock Director unless and until such vacancy shall be filled by the holders of the Preferred Stock and all other Parity Stock having like voting rights, as provided above.

16. Transfer Agent and Registrar. The Corporation shall initially act as the Transfer Agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Preferred Stock. The Corporation may, in its sole discretion, appoint another entity as transfer agent and registrar who shall accept such appointment. The Corporation may, in its sole discretion, remove any Transfer Agent and Registrar in accordance with the agreement between the Corporation and the Transfer Agent and Registrar; provided that the Corporation shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal.

17. Currency. All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$”or “dollars” refer to U.S. currency.

18. Form. (a) The Preferred Stock may be issued in the form of one or more permanent global shares of Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) each as set forth on the form of Preferred Stock certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). In the event the Preferred Stock is issued in the form of Global Preferred Shares, the Global Preferred Shares shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 18(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 18, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary). In any such case, the Global Preferred Shares shall be exchanged in whole for certificated shares of Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference (unless the Corporation determines otherwise in accordance with applicable law). Certificated shares of Preferred Stock shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

(b) (i) Authorized Officers shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

(ii) If the Officers whose signatures are on a Global Preferred Share no longer hold that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

(iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Certificate. Each Global Preferred Share shall be dated the date of its authentication.

19. Registration; Transfer.

(a) Notwithstanding any provision to the contrary herein, so long as a Global Preferred Share remains Outstanding and is held by or on behalf of the Depositary, transfers of a Global Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 19.

(b) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

20. Paying Agent and Conversion Agent.

(a) The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as

Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such.

(b) Payments due on the Preferred Stock shall be payable at the office of the Paying Agent in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Payments in cash shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of cash dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Preferred Stock register.

(c) Certificated shares of Preferred Stock not represented by a Global Preferred Share will be transferable upon surrender to the Transfer Agent of the certificate representing the shares to be transferred together with such other information, documents and instruments related to such transfer that the Corporation shall reasonably request.

21. Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Flotek Industries, Inc. has caused this Certificate of Designations to be signed by the undersigned this 11th day of August, 2009.

Flotek Industries, Inc.

By:	/s/ Jesse E. Neyman
Name:	Jesse E. Neyman
Title:	Chief Financial Officer

EXHIBIT A

FORM OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Number:	Shares

CUSIP NO.: 343389 300

Series A Cumulative Convertible Preferred Stock

(par value $0.0001 per share)

(liquidation preference $1,000 per share)

OF

FLOTEK INDUSTRIES, INC.

FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS. ] [GLOBAL PREFERRED SHARES ONLY]

NEITHER THE SHARES REPRESENTED BY THIS CERTIFICATE NOR THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS OR THE CORPORATION HAS RECEIVED FROM THE HOLDER REASONABLE ASSURANCE THAT THE SHARES CAN BE SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Flotek Industries, Inc., a Delaware corporation (the “Corporation”), hereby certifies that Cede & Co. or registered assigns (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Corporation designated the Series A Cumulative Convertible Preferred Stock,” par value $0.0001 per share and liquidation preference $1,000 per share (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Corporation dated August 11, 2009, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

[Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.] [Delete if the Corporation acts as the Transfer Agent]

IN WITNESS WHEREOF, Flotek Industries, Inc. has executed this Certificate as of the date set forth below.

FLOTEK INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

Dated:

[TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing shares of Preferred Stock referred to in the within mentioned Certificate of Designations.

as Transfer Agent

By:
Name:
Title:	Authorized Signatory

Dated: ] [Delete if the Corporation acts as the Transfer Agent]

REVERSE OF SECURITY

FLOTEK INDUSTRIES, INC.

Series A Cumulative Convertible Preferred Stock

Dividends on each share of Series A Cumulative Convertible Preferred Stock shall be payable in cash or Common Stock of the Corporation at a rate per annum as provided in the Certificate of Designations.

The shares of Series A Cumulative Convertible Preferred Stock shall be redeemable as provided in the Certificate of Designations. The shares of Series A Cumulative Convertible Preferred Stock shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Certificate of Designations and shall have the liquidation preference as set forth in the Certificate of Designations. Upon a Fundamental Change, holders of shares of Series A Cumulative Convertible Preferred Stock that remain Outstanding after the Fundamental Change will have the right to require the Corporation to redeem such shares in the manner and according to the terms set forth in the Certificate of Designations.

As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Corporation so far as they have been fixed and determined.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Cumulative Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series A Cumulative Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series A Cumulative Convertible Preferred Stock)

Signature Guarantee:                                          1

[1]

Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Series A Cumulative Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”)                      shares of Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s).      (the “Preferred Stock Certificates”) into shares of common stock, par value $0.0001 per share (“Common Stock”), of Flotek Industries, Inc. (the “Corporation”) according to the conditions of the Certificate of Designations establishing the terms of the Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”) or pursuant to an exemption from registration under the Act.

The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier as promptly as practicable following receipt of the original Preferred Stock Certificate(s) to be converted.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Number of shares of Cumulative Convertible Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Signature:

Name:

Address:[2]

Fax No.:

[2]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

SCHEDULE A

SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY

The initial number of shares of Series A Cumulative Convertible Preferred Stock represented by this Global Preferred Share shall be             . The following exchanges of a part of this Global Preferred Share have been made:

Date of Exchange	Amount of decrease in number of shares represented by this Global Preferred Share	Amount of increase in number of shares represented by this Global Preferred Share	Number of shares represented by this Global Preferred Share following such decrease or increase	Signature of authorized officer of Registrar

OPTION OF HOLDER TO ELECT REPURCHASE

(To be Executed by the Registered Holder)

The undersigned hereby irrevocably elects to have Flotek Industries, Inc. (the “Corporation”) repurchase (the “Repurchase”)              shares of Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s).      (the “Preferred Stock Certificates”) according to the conditions of the Certificate of Designations establishing the terms of the Preferred Stock (the “Certificate of Designations”), as of the date written below. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation is not required to Repurchase shares of Preferred Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be Repurchased are received by the Corporation or its Transfer Agent. The Corporation shall submit payment for the Preferred Stock to an overnight courier as promptly as practicable following receipt of the original Preferred Stock Certificate(s) to be repurchased.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Repurchase:

Number of shares of Series A Cumulative Convertible Preferred Stock to be Repurchased:

Signature:

Name:

Address:[3]

Fax No.:

[3]	Address where payment shall be sent by the Corporation.

EXHIBIT B

FORM OF NOTICE OF ELECTION OF REDEMPTION

UPON A FUNDAMENTAL CHANGE

[                                             ], as Transfer Agent

[                        ]

Re:	Flotek Industries, Inc.

Series A Cumulative Convertible Preferred Stock

(the “Preferred Stock”)

The undersigned hereby irrevocably acknowledges receipt of a notice from Flotek Industries, Inc. (the “Corporation”) as to the occurrence of a Fundamental Change with respect to the Corporation and requests and instructs the Corporation to redeem              shares of Preferred Stock in accordance with the terms of the Certificate of Designations at the Adjusted Redemption Price.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto pursuant to the Certificate of Designations.

Dated:

Signature(s)

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the security in every particular without alteration or enlargement or any change whatever.

Aggregate Liquidation Preference to be redeemed (if less than all):

Social Security or Other Taxpayer Identification Number

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